Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley - Sr. Vice President-Finance
Dover, Delaware, April 4, 2006	(302) 857-3745

DOVER MOTORSPORTS, INC.

REPORTS STOCK BUYBACK

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported that during the quarter ended March 31, 2006 it had purchased for cash and retired a total of 215,393 shares of its $.10 par value common stock.

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Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.